Exhibit 99.1

Avon Reports First-Quarter 2017 Results

LONDON, May 4, 2017 - Avon Products, Inc. (NYSE:AVP), a globally recognized leader in direct selling of beauty and related products, today announced its results for the quarter ended March 31, 2017.

“Our first quarter was broadly in line with our expectations and we remain confident in our strategic initiatives and the progress against our plan,” said Sheri McCoy, Chief Executive Officer, Avon Products, Inc. “We are moving into the second year of our three-year Transformation Plan, in which we will continue to build on the robustness of our brand, drive beauty innovation, and invest in initiatives to enhance Representative engagement while ensuring continued cost discipline. Today we are providing full-year 2017 guidance consistent with our longer-term financial goals.”

Highlights for First Quarter of 2017:

•	Revenue increased 2% to $1.3 Billion; Decreased 1% in constant dollars[1]

•	Active Representatives and Ending Representatives, both from Reportable Segments, declined 3% and 1%, respectively

•	Operating Margin increased 160 bps to 2.2%; Adjusted[1] Operating Margin decreased 130 bps to 2.9%

•	Diluted Loss Per Share From Continuing Operations of $0.10; Adjusted Diluted Loss Per Share From Continuing Operations of $0.07

•	Foreign currency favorably impacted both Diluted Loss Per Share and Adjusted Diluted Loss Per Share by an estimated $0.03 per share

•	The Company is on track to achieve its 2017 cost savings target of $230 million

•	As part of its Transformation Plan, the Company completed the implementation of a new Representative-facing system in Brazil

First-Quarter 2017 Income Statement Review (compared with first-quarter 2016)

•	Total revenue for Avon Products, Inc. increased 2% to $1.3 billion, but decreased 1% in constant dollars.

•	From reportable segments:

◦	Total revenue increased 3% to $1.3 billion, but decreased 1% in constant dollars.

◦	Active Representatives declined 3% with decreases in all segments except North Latin America, which was relatively unchanged.

◦	Average order increased 2% with growth in all segments except Europe, Middle East & Africa, which declined.

◦	Ending Representatives declined 1% primarily due to a decline in Asia Pacific.

•	Gross margin and Adjusted gross margin both increased 90 basis points to 61.2%, primarily due to the favorable net impact of price/mix.

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•
Operating margin was 2.2% in the quarter, up 160 basis points, while Adjusted operating margin was 2.9%, down 130 basis points. The operating margin comparison benefited from lower costs to implement restructuring in the current year. Both the operating margin and Adjusted operating margin year-over-year comparisons were negatively impacted by higher bad debt expense, primarily in Brazil, an out-of-period adjustment related to equity compensation and higher transportation costs. These factors were partially offset by the favorable net impact of price/mix and by approximately 60 basis points of benefit from foreign exchange.

•
The provision for income taxes was $30 million, compared with a benefit from income taxes of $2 million for the first quarter of 2016. On an Adjusted basis, the provision for income taxes was $31 million, compared with $37 million for the first quarter of 2016. The effective tax rate and Adjusted effective tax rate, both from continuing operations, were not meaningful in the quarter. These rates were negatively impacted by the country mix of earnings and the inability to recognize additional deferred tax assets in various jurisdictions, including the impact caused by the recognition of withholding taxes associated with the repatriation of cash to the U.S.

•
Loss from continuing operations, net of tax was $37 million, or a loss of $0.10 per diluted share, compared with a loss of $156 million, or a loss of $0.36 per diluted share, for the first quarter of 2016. Adjusted loss from continuing operations, net of tax was $28 million, or a loss of $0.07 per diluted share, compared with loss of $27 million, or a loss of $0.07 per diluted share, for the first quarter of 2016. Earnings allocated to convertible preferred stock had a negative $0.02 impact on Diluted earnings per share and a negative $0.01 impact on Adjusted diluted earnings per share.

•	Loss from discontinued operations, net of tax in the prior year of $10 million, or a loss of $0.02 per diluted share, was associated with the previously separated North America business.
Adjustment to First-Quarter 2017 GAAP Results to Arrive at Adjusted Results
During the first quarter of 2017, the Company recorded costs to implement restructuring within operating profit of approximately $10 million before tax (approximately $9 million after tax), primarily related to the Transformation Plan. These restructuring costs have been reflected as an adjustment to GAAP results to arrive at Adjusted results and reduced GAAP Diluted loss per share from continuing operations by $0.03.

THREE MONTHS ENDED MARCH 31, 2017

SEGMENT RESULTS
($ in millions)
	Revenue			Active Representatives	Average Order C$	Units Sold	Price/ Mix C$	Ending Representatives
	US$		C$
Revenue & Drivers		% var. vs 1Q16	% var. vs 1Q16	% var. vs 1Q16	% var. vs 1Q16	% var. vs 1Q16	% var. vs 1Q16	% var. vs 1Q16

Europe, Middle East & Africa	$507.5	(2)%	(4)%	(3)%	(1)%	(13)%	9%	(1)%
South Latin America	499.2	17	2	(2)	4	(1)	3	1
North Latin America	193.2	(6)	2	—	2	(1)	3	—
Asia Pacific	124.2	(8)	(5)	(8)	3	(3)	(2)	(8)
Total from reportable segments	1,324.1	3	(1)	(3)	2	(6)	5	(1)
Other operating segments and business activities	9.0	(56)	(20)	(100)	*	*	*	(100)
Total revenue	$1,333.1	2%	(1)%	(4)%	3%	(7)%	6%	(2)%

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Operating Profit/Margin	2017 Operating Profit US$	2017 Operating Margin US$	Change in US$ vs 1Q16	Change in C$ vs 1Q16

Segment profit/margin
Europe, Middle East & Africa	$74.6	14.7%	150 bps	130 bps
South Latin America	13.3	2.7	(270)	(250)
North Latin America	21.0	10.9	(300)	(290)
Asia Pacific	12.9	10.4	(60)	(20)
Total from reportable segments	121.8	9.2	(130)	(100)
Other operating segments and business activities	1.2
Unallocated global expenses	(84.3)
CTI restructuring initiatives	(10.0)
Operating profit	$28.7	2.2%	160 bps	170 bps

*Calculation not meaningful.
Other operating segments and business activities include revenue from the sale of products to New Avon LLC since the separation of the Company's North America business into New Avon LLC on March 1, 2016 and ongoing royalties from the licensing of the Company's name and products. Other operating segments and business activities also include the business results for Thailand, which was closed in 2016, as well as the first-quarter 2016 business results for Venezuela, which was deconsolidated effective March 31, 2016.
First-Quarter 2017 Segment Review (compared with first-quarter 2016)
With regards to the discussion below on segment revenue, the difference between the reported and constant-dollar revenue growth is the estimated impact of foreign currency translation.

•	Europe, Middle East & Africa revenue was down 2%, or 4% in constant dollars, impacted by declines in Active Representatives and average order.

◦	Russia revenue was up 13%, or down 10% in constant dollars, driven by declines in Active Representatives and average order.

◦	U.K. revenue was down 18%, or 6% in constant dollars, due to declines in Active Representatives and average order.

•	South Latin America revenue was up 17%, or 2% in constant dollars, driven primarily by higher average order, partially offset by a decrease in Active Representatives.

◦	Brazil revenue was up 26%, or 2% in constant dollars, primarily driven by higher average order, partially offset by a decrease in Active Representatives.

•	North Latin America revenue was down 6%, or up 2% in constant dollars, benefiting from higher average order.

◦	Mexico revenue was down 10%, or up 1% in constant dollars, primarily driven by higher average order, partially offset by a decline in Active Representatives.

•
Asia Pacific revenue was down 8%, or 5% in constant dollars. Modest constant-dollar growth in the Philippines was not enough to offset declines in most other markets. The segment's constant-dollar revenue decline was driven by a decrease in Active Representatives, partially offset by higher average order.

◦	Philippines revenue was down 4%, or up 2% in constant dollars, as higher average order was partially offset by a decline in Active Representatives.
First-Quarter 2017 Cash Flow Review

•
Net cash used by operating activities of continuing operations was $80 million for the three months ended March 31, 2017, compared with $191 million in the same period in 2016. The approximate $111 million decrease to net cash used by continuing operating activities was primarily due to lower inventory, the 2016 contribution to the U.S. pension plan of $20 million and Industrial Production Tax ("IPI") payments made in Brazil in 2016 that did not recur in 2017 (based on the favorable outcome received in May 2016 related to the injunction on cash deposits for IPI taxes).

•	Net cash used by investing activities of continuing operations was $22 million for the three months ended March 31, 2017, compared with $25 million in the same period in 2016.

•
Net cash used by financing activities of continuing operations was $5 million for the three months ended March 31, 2017, as compared to net cash provided of $436 million in the same period in 2016. The $441 million decrease was primarily due to the net proceeds related to the issuance of Series C Preferred Stock received in the prior year.

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Transformation Plan
In January 2016, the Company initiated a three-year Transformation Plan in order to enable it to achieve the long-term goals of mid single-digit constant-dollar revenue growth and low double-digit operating margin. The plan includes three pillars: invest in growth, reduce costs in an effort to continue to improve cost structure and improve financial resilience.
The Transformation Plan was designed to focus on cost savings and financial resilience in the first year, in order to support future investment in growth. The Company made good progress in 2016, achieving cost savings of approximately $120 million and significantly strengthening the balance sheet by reducing approximately $260 million in debt and extending its maturity profile. In 2017, the Company's cost savings target is $230 million, which includes both run-rate savings from 2016, along with in-year savings from current year initiatives. Based on savings realized through the first quarter of 2017, the Company believes it is on track to achieve this target.
During 2017, the Company is increasing its focus on the invest in growth pillar, which includes investment in media and social selling as well as spend related to service model evolution and information technology, primarily capital expenditures, which will be aimed at improving the overall Representative experience. The Company expects to increase capital expenditures by approximately $65 million in 2017 related to invest in growth.
Full-Year 2017 Outlook
The following guidance is given on a Non-GAAP basis. The Company is not able to provide a reconciliation of the Non-GAAP financial measures to GAAP because certain items that impact these measures, such as the timing and amount of charges related to our Transformation Plan and the impact of foreign currency fluctuations, which could have a material impact on GAAP results for the guidance period, have not yet occurred and are not possible to estimate at this time.
For full-year 2017, including the impact of the first quarter, the Company expects constant-dollar revenue growth in the low single-digits, Adjusted operating margin expansion of 100 to 140 bps over the prior year and free cash flow to be slightly positive including the expected $65 million in increased capital expenditures. The Company defines free cash flow as net cash provided (used) by operating activities of continuing operations less capital expenditures. These expectations are based on forward foreign exchange rates, which imply modest tailwinds from currency and are underpinned by Active Representative growth in the range of 0% to 1% in the second half of the year.
Conference call
Avon will conduct a conference call at 9:00 a.m. Eastern Time today to discuss its quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 97989829). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year.
About Avon Products, Inc.
Avon is the Company that for 130 years has proudly stood for beauty, innovation, optimism and, above all, for women. Avon products include well-recognized and beloved brands such as ANEW, Avon Color, Avon Care, Skin-So-Soft, and Advance Techniques sold through approximately 6 million active independent Avon Sales Representatives. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Avon Investor Relations	Brunswick Group
Gina Grant	Mathilde Milch
or	(212) 333-3810
ICR, Inc.
Allison Malkin/Caitlin Morahan
(203) 682-8200

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Footnotes
1 "Adjusted" items refer to financial measures that are derived from measures calculated in accordance with generally accepted accounting principles in the United States ("GAAP"), but which have been adjusted to exclude certain items. Other Adjusted financial measures that the Company refers to include Constant dollar ("C$") items. All of these adjusted items are Non-GAAP financial measures as described below under "Non-GAAP Financial Measures." These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Please refer to the Company's "Non-GAAP Financial Measures" description at the end of this release and the reconciliations the Company provides of these Non-GAAP financial measures to their comparable GAAP measures.
Forward-Looking Statements
Statements in this release that are not historical facts may be forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Avon Products, Inc. with the U.S. Securities and Exchange Commission, including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release include and concern the Company's outlook and expected results, cost reduction actions and savings, and the impact of foreign currency, taxes and tax rates amongst others. These forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to improve its financial and operational performance, its ability to achieve the anticipated benefits of the strategic partnership with Cerberus, the impact of a continued decline in the Company's business results, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in its markets, including fluctuations in foreign currency exchange rates. There can be no assurance that actual results will not differ materially from management's expectations. Therefore, you should not rely on any of these forward-looking statements as predictors of future events. Any forward-looking statements speak only as of the date they are made. The Company does not undertake to update any such forward-looking statements.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent
	March 31		Change
	2017	2016
Net sales	$1,298.1	$1,280.0	1%
Other revenue	35.0	26.5
Total revenue	1,333.1	1,306.5	2%
Cost of sales	517.1	518.8
Selling, general and administrative expenses	787.3	779.9
Operating profit	28.7	7.8	*
Interest expense	35.1	32.7
Interest income	(4.7)	(4.0)
Other expense, net	5.0	137.2
Total other expenses	35.4	165.9
Loss from continuing operations, before taxes	(6.7)	(158.1)	96%
Income taxes	(29.8)	2.3
Loss from continuing operations, net of tax	(36.5)	(155.8)	77%
Loss from discontinued operations, net of tax	—	(9.6)
Net loss	(36.5)	(165.4)
Net income attributable to noncontrolling interests	—	(0.5)
Net loss attributable to Avon	$(36.5)	$(165.9)	78%
Loss per share:(1)
Basic
Basic EPS from continuing operations	$(0.10)	$(0.36)	72%
Basic EPS from discontinued operations	—	(0.02)
Basic EPS attributable to Avon	$(0.10)	$(0.38)	74%
Diluted
Diluted EPS from continuing operations	$(0.10)	$(0.36)	72%
Diluted EPS from discontinued operations	—	(0.02)
Diluted EPS attributable to Avon	$(0.10)	$(0.38)	74%

Weighted-average shares outstanding:
Basic	438.6	435.9
Diluted	438.6	435.9

* Calculation not meaningful

  (1) Under the two-class method, loss per share is calculated using net loss allocable to common shares, which is derived by reducing net loss by the loss allocable to participating securities and earnings allocated to convertible preferred stock. Net loss allocable to common shares used in the basic and diluted loss per share calculation was ($41.7) and ($165.7) for the three months ended March 31, 2017 and 2016, respectively.

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AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	March 31	December 31
	2017	2016
Assets
Current Assets
Cash and cash equivalents	$560.0	$654.4
Accounts receivable, net	457.0	458.9
Inventories	630.4	586.4
Prepaid expenses and other	300.2	291.3
Current assets of discontinued operations	1.3	1.3
Total current assets	1,948.9	1,992.3
Property, plant and equipment, at cost	1,488.9	1,424.1
Less accumulated depreciation	(756.0)	(712.8)
Property, plant and equipment, net	732.9	711.3
Goodwill	97.1	93.6
Other assets	647.3	621.7
Total assets	$3,426.2	$3,418.9
Liabilities, Series C Convertible Preferred Stock and Shareholders’ Deficit
Current Liabilities
Debt maturing within one year	$20.1	$18.1
Accounts payable	754.3	768.1
Accrued compensation	129.4	129.2
Other accrued liabilities	362.0	401.9
Sales and taxes other than income	158.7	147.0
Income taxes	19.1	10.7
Current liabilities of discontinued operations	7.3	10.7
Total current liabilities	1,450.9	1,485.7
Long-term debt	1,874.9	1,875.8
Employee benefit plans	167.9	164.5
Long-term income taxes	76.9	78.6
Other liabilities	213.8	205.8
Total liabilities	3,784.4	3,810.4

Series C convertible preferred stock	450.4	444.7

Shareholders’ Deficit
Common stock	189.5	188.8
Additional paid-in capital	2,283.0	2,273.9
Retained earnings	2,280.0	2,322.2
Accumulated other comprehensive loss	(967.1)	(1,033.2)
Treasury stock, at cost	(4,605.9)	(4,599.7)
Total Avon shareholders’ deficit	(820.5)	(848.0)
Noncontrolling interests	11.9	11.8
Total shareholders’ deficit	(808.6)	(836.2)
Total liabilities, series C convertible preferred stock and shareholders’ deficit	$3,426.2	$3,418.9

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Three Months Ended
	March 31
	2017	2016
Cash Flows from Operating Activities
Net loss	$(36.5)	$(165.4)
Loss from discontinued operations, net of tax	—	9.6
Loss from continuing operations, net of tax	$(36.5)	$(155.8)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	20.5	20.5
Amortization	7.1	7.1
Provision for doubtful accounts	60.8	37.0
Provision for obsolescence	10.2	12.6
Share-based compensation	9.7	6.2
Foreign exchange (gains) losses	(0.9)	1.7
Deferred income taxes	12.3	(13.5)
Loss on deconsolidation of Venezuela	—	120.5
Other	6.0	2.2
Changes in assets and liabilities:
Accounts receivable	(42.3)	(21.4)
Inventories	(23.5)	(80.5)
Prepaid expenses and other	10.0	(14.2)
Accounts payable and accrued liabilities	(107.3)	(61.8)
Income and other taxes	1.7	8.0
Noncurrent assets and liabilities	(8.0)	(59.9)
Net cash used by operating activities of continuing operations	(80.2)	(191.3)
Cash Flows from Investing Activities
Capital expenditures	(23.9)	(23.7)
Disposal of assets	1.6	1.3
Reduction of cash due to Venezuela deconsolidation	—	(4.5)
Other investing activities	—	1.6
Net cash used by investing activities of continuing operations	(22.3)	(25.3)
Cash Flows from Financing Activities
Debt, net (maturities of three months or less)	1.9	3.7
Proceeds from debt	—	8.6
Repayment of debt	(1.0)	(1.0)
Repurchase of common stock	(6.2)	(3.5)
Net proceeds from the sale of series C convertible preferred stock	—	428.1
Net cash (used) provided by financing activities of continuing operations	(5.3)	435.9
Cash Flows from Discontinued Operations
Net cash used by operating activities of discontinued operations	(3.5)	(44.9)
Net cash used by investing activities of discontinued operations	—	(96.7)
Net cash used by discontinued operations	(3.5)	(141.6)
Effect of exchange rate changes on cash and cash equivalents	16.9	(8.9)
Net (decrease) increase in cash and cash equivalents	(94.4)	68.8
Cash and cash equivalents at beginning of year(1)	654.4	684.7
Cash and cash equivalents at end of period	$560.0	$753.5

(1)	Includes cash and cash equivalents of discontinued operations of $(2.2) at the beginning of the year in 2016.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

CATEGORY SALES FROM REPORTABLE SEGMENTS (US$)
	Consolidated
	Three Months Ended March 31		US$	C$
	2017	2016	% var. vs 1Q16	% var. vs 1Q16
Beauty:
Skincare	$385.1	$362.0	6%	1%
Fragrance	343.3	331.2	4	—
Color	241.7	245.7	(2)	(6)
Total Beauty	970.1	938.9	3	(1)
Fashion & Home:
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	193.8	196.3	(1)	(4)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	134.1	129.2	4	1
Total Fashion & Home	327.9	325.5	1	(2)
Net sales from reportable segments	1,298.0	1,264.4	3	(1)
Other revenue from reportable segments	26.1	21.7	20	16
Total revenue from reportable segments	1,324.1	1,286.1	3	(1)
Total revenue from Other operating segments and business activities	9.0	20.4	(56)	(20)
Total revenue	$1,333.1	$1,306.5	2	(1)

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED MARCH 31, 2017
	Reported (GAAP)	CTI restructuring initiatives	Adjusted (Non-GAAP)
Total revenue	$1,333.1	$—	$1,333.1
Cost of sales	517.1	(0.1)	517.2
Selling, general and administrative expenses	787.3	10.1	777.2
Operating profit	28.7	10.0	38.7
(Loss) income from continuing operations, before taxes	(6.7)	10.0	3.3
Income taxes	(29.8)	(1.0)	(30.8)
Loss from continuing operations, net of tax	$(36.5)	$9.0	$(27.5)

Diluted EPS from continuing operations	$(0.10)		$(0.07)

Gross margin	61.2%	—	61.2%
SG&A as a % of revenues	59.1%	(0.8)	58.3%
Operating margin	2.2%	0.8	2.9%
Effective tax rate	*		*

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In millions, except per share data)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	THREE MONTHS ENDED MARCH 31, 2016
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Special tax items	Adjusted (Non-GAAP)
Total revenue	$1,306.5	$—	$—	$—	$1,306.5
Cost of sales	518.8	—	—	—	518.8
Selling, general and administrative expenses	779.9	46.8	—	—	733.1
Operating profit	7.8	46.8	—	—	54.6
(Loss) income from continuing operations, before taxes	(158.1)	46.8	120.5	—	9.2
Income taxes	2.3	(9.5)	—	(29.3)	(36.5)
Loss from continuing operations, net of tax	$(155.8)	$37.3	$120.5	$(29.3)	$(27.3)

Diluted EPS from continuing operations	$(0.36)				$(0.07)

Gross margin	60.3%	—	—	—	60.3%
SG&A as a % of revenues	59.7%	(3.6)	—	—	56.1%
Operating margin	0.6%	3.6	—	—	4.2%
Effective tax rate	(1.5)%				*

*Calculation not meaningful
Amounts in the table above may not necessarily sum because the computations are made independently.
Note: The diluted EPS impact for each Non-GAAP item on the table above is not provided due to the participation rights of the Series C convertible preferred stock. The Reported and Adjusted diluted EPS from continuing operations are calculated independently and factor in the participation rights of the Series C convertible preferred stock, and, therefore, would cause the amounts not to sum to Adjusted diluted EPS from continuing operations.

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AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions, except per share data)

Approximate Impact of Foreign Currency
	First-Quarter 2017
Year-on-Year impact on Reported (GAAP) and Adjusted (Non-GAAP) results:	Estimated impact ($ in millions)	Estimated impact on diluted EPS
Total revenue	3 pts
Operating profit - transaction	$5	$—
Operating profit - translation	5	0.01
Total operating profit	$10	$0.01
Operating margin	60 bps
Revaluation of working capital	$14	$0.02
Diluted EPS		$0.03

Amounts in the table above may not necessarily sum because the computations are made independently.

Non-GAAP Financial Measures
To supplement the Company's financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company discloses operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, operating profit, Adjusted operating profit, operating margin and Adjusted operating margin. The Company also refers to these adjusted financial measures as constant dollar items, which are Non-GAAP financial measures. The Company believes these measures provide investors an additional perspective on trends and underlying business results. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, the Company calculates current-year results and prior-year results at constant exchange rates, which are updated on an annual basis as part of the Company's budgeting process. Foreign currency impact is determined as the difference between actual growth rates and constant-dollar growth rates.
The Company also presents cost of sales, gross margin, selling, general and administrative expenses, selling, general and administrative expenses as a percentage of revenue, operating profit, operating margin, (loss) income from continuing operations, before taxes, income taxes, loss from continuing operations, net of tax, diluted earnings (loss) per share from continuing operations and effective tax rate on a Non-GAAP basis. The Company refers to these Non-GAAP financial measures as "Adjusted." The Company has provided quantitative reconciliations of the difference between the Non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. See "Supplemental Schedules - Non-GAAP Financial Measures" within this release for these quantitative reconciliations.
The Company uses the Non-GAAP financial measures to evaluate its operating performance. These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period. The Company believes that it is meaningful for investors to be made aware of the impacts of: 1) CTI restructuring initiatives; 2) charges related to the deconsolidation of the Company's Venezuela operations as of March 31, 2016 ("Venezuelan special items"); and 3) an income tax benefit realized in the first quarter of 2016 as a result of tax planning strategies ("Special tax items").
The Venezuelan special items include the impact on the Consolidated Statements of Operations in 2016 caused by the deconsolidation of the Company's Venezuelan operations for which the Company recorded a loss of approximately $120 million in other expense, net. The loss was comprised of approximately $39 million in net assets of the Venezuelan business and approximately $81 million in accumulated foreign currency translation adjustments within accumulated other comprehensive loss associated with foreign currency changes before Venezuela was accounted for as a highly inflationary economy.

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The Special tax items include the impact during the first quarter of 2016 on the provision for income taxes in the Consolidated Statements of Operations due to an income tax benefit of approximately $29 million recognized as the result of the implementation of foreign tax planning strategies.

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